Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Biophytis S.A. for the registration of Ordinary shares, Preferential Shares, Warrants, Debt Securities and Units and to the incorporation by reference therein of our report dated April 21, 2022, except for the Note 12.2.4, as to which the date is January 30, 2023, with respect to the consolidated financial statements of Biophytis S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young et Autres

Paris – La Défense, France

April 21, 2023